Exhibit 4.2

HARRAH’S OPERATING COMPANY, INC.

as Issuer

HARRAH’S ENTERTAINMENT, INC.

as Guarantor

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 8, 2008

to

Indenture

Dated as of December 18, 1998

7.5% Senior Notes due 2009

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 8, 2008, is by and among Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent”), Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Company”), and The Bank of New York Trust Company, N.A. as successor in interest to IBJ Whitehall Bank & Trust Company (f/k/a IBJ Schroder Bank & Trust Company), as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, reference is made to that certain indenture, dated as of December 18, 1998, by and among the Parent, the Company and the Trustee, as amended and supplemented by that certain First Supplemental Indenture (the “First Supplemental Indenture”), dated as of January 20, 1999 (as so amended and supplemented, the “Original Indenture” and, as further amended and supplemented hereby, the “Indenture”), with respect to the Company’s 7.5% Senior Notes due 2009 (the “Notes”);

WHEREAS, in accordance with Section 9.2 of the Original Indenture, the Company and the Trustee may amend the Original Indenture with the written consent of holders of at least a majority in principal amount of the Notes outstanding to, among other things, eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Original Indenture;

WHEREAS, the Parent and the Company desire to amend the Original Indenture in accordance with Section 9.2 of the Original Indenture and have solicited consents from the holders of the Notes to certain amendments to the Original Indenture pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 21, 2007 (the “Offer”);

WHEREAS, the holders of at least a majority in principal amount of the Notes outstanding have consented to the amendments to the Original Indenture contained herein;

WHEREAS, the Parent has agreed to fully and unconditionally guarantee the Company’s obligations under the Indenture and the Notes; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.1 of the Original Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Original Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.1 Amendments to the Original Indenture. The Original Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

•	Section 4.2 (SEC Reports)

•	Section 4.3 (Compliance Certificate)

•	Section 4.4 (Stay, Extension and Usury Laws)

•	Section 4.5 (Corporate Existence)

•	Section 4.6 (Taxes)

•	Section 5.1 (When Company May Merger, Etc. - deleting clause 5.1(b) and the paragraph following clause 5.1(b) only)

•	Section 6.1 (Events of Default - deleting clauses (d), (e), (f) only)

•	Section 6.2 (Acceleration of Maturity; Rescission and Annulment)

•	Section 8.3 (Legal Defeasance of Notes - deleting clauses (e), (f), (g), (h), (i) and (j) only)

•	Section 8.4 (Covenant Defeasance - deleting clauses (b), (c), (d), (e) and (f) only)

•	The additional covenants relating to the Notes set forth in Section 2.11 of the First Supplemental Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound by the Indenture as amended hereby. Subject to Section 10.1 of the Original Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control. This Supplemental Indenture complies with the Trust Indenture Act of 1939 and the Company hereby confirms its duties thereunder with respect to the Indenture.

Section 3.2 Amendment to Notes. The Notes included certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Articles I and II hereof. Upon the effective date of this Supplemental Indenture, such provision from the Notes shall be deemed deleted or amended as applicable.

Section 3.3 Effectiveness of Amendments. This Supplemental Indenture shall be effective upon execution hereof by the Company, the Parent and the Trustee; provided, however, that the amendments to the Original Indenture and the Notes set forth in Articles I and II and Section 3.2 of this Supplemental Indenture shall not become operative until the acceptance for payment by the Company of the Notes tendered pursuant to the Offer. In the event the Company notifies (if orally, then confirmed in writing) Global Bond Services Corporation, as depositary and information agent under the Offer, that it has withdrawn or terminated the Offer, this Supplemental Indenture shall be terminated and of no force of effect and the Original Indenture shall not be modified hereby.

Section 3.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Original Indenture and the First Supplemental Indenture.

Section 3.6 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.7 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Parent and the Company and not of the Trustee.

Section 3.8 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.9 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

Section 3.10 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.11 Successors. All agreements of the Company, the Parent and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.12 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective shall be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of January 8, 2008, the restrictive covenants of the Company and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of January 8, 2008. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Z. Kelly
Name:	Karen Z. Kelly
Title:	Vice President